Exhibit 99

CACI Issues Guidance for its Fiscal Year 2015

FY 2015 revenue projected to be $3.3 billion to $3.6 billion

FY 2015 net income projected to be $125 million to $135 million

FY 2015 diluted EPS projected to be $5.10 to $5.51

FY 2014 guidance reiterated

ARLINGTON, Va.--(BUSINESS WIRE)--June 25, 2014--CACI International Inc (NYSE: CACI), a leading information solutions and services provider to the federal government, issued its guidance for its Fiscal Year 2015 (FY15), which begins July 1, 2014, and reiterated its Fiscal Year 2014 (FY14) guidance.

Guidance for Fiscal Year 2015

For FY15 we expect revenue to be between $3.3 billion and $3.6 billion and net income to be between $125 million and $135 million. We expect that operating cash flow for the year will be approximately $200 million.

The table below summarizes our FY15 guidance ranges and represents our views as of June 25, 2014:

(In millions except for tax rate and earnings per share)	Fiscal Year 2015 Guidance
Revenue	$3,300 - $3,600
Net income attributable to CACI	$125 - $135
Effective corporate tax rate	38.5%
Diluted earnings per share	$5.10 - $5.51
Diluted weighted average shares	24.5

Commentary

Ken Asbury, CACI’s President and CEO said, “In FY14 we positioned CACI for long-term success by strengthening business development and enhancing our unique, high-end skills and capabilities, most notably with the acquisition of Six3 Systems. While we expect market uncertainties to persist in FY15, we believe that our differentiated position, operational excellence, and demonstrated ability to win contract awards will help offset the impact of constrained federal spending.

“Consequently, as we look ahead to FY15, we are well-postured to support our customers’ critical missions and priorities with innovative solutions and services, delivering excellence in all we do. We will also continue to position CACI for success in those market areas where we see viable growth opportunities. We believe that these actions will further enhance CACI's competitive advantage and create long-term shareholder value.”

FY15 Guidance

Following are the key factors related to our FY15 guidance:

  We expect that uncertainty with regard to federal spending will continue; that there is more clarity with regard to U.S. forces in Afghanistan; and that the rate of change in run-rates on professional services contracts will slow.
  We anticipate a seasonal decrease of quarterly revenue between the fourth quarter of FY14 and the first quarter of our FY15 similar to prior years.
  We expect that our direct labor costs will be between 4 and 7 percent greater than what we expect in FY14. Other directs costs will be 4 to 7 percent less than what we expect in FY14.
  We anticipate that our indirect costs and selling expenses will be 2 to 4 percent higher than FY14.
  Depreciation and amortization is expected to be approximately $67 million.
  Our operating margin is expected to be about even with FY14.
  Net interest expense is expected to be approximately $41 million.
  We expect capital expenditures will total approximately $15 to $20 million.

FY14 Guidance Reiterated

We are reiterating the FY14 guidance we issued on April 30, 2014. The table below summarizes our FY14 guidance and represents our views as of June 25, 2014:

(In millions except for tax rate and earnings per share)	FY 2014 Guidance
Revenue	$3,500 - $3,600
Net income attributable to CACI	$130 - $140
Effective corporate tax rate	38%
Diluted earnings per share	$5.12 - $5.51
Diluted weighted average shares	25.4

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, June 26, 2014, during which members of our senior management will be making a brief presentation followed by a question-and-answer session to discuss the guidance and management’s performance expectations for the new fiscal year. You can listen to the conference call and view accompanying exhibits over the Internet by logging on to CACI’s website at www.caci.com at the scheduled time. You may also dial in to 1-877-303-9143, confirmation code 48864475. Slides of the presentation will be available on our website during the call. A replay of the call will also be available over the Internet, and can be accessed through CACI’s website (www.caci.com).

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap 600 Index. CACI provides dynamic careers for over 15,300 employees in 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: the successful integration of our acquisition of Six3 Systems, actual revenue and earnings realized by Six3 Systems, and the performance of the Six3 Systems business; regional and national economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011 and the Bipartisan Budget Act of 2013; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President,
Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President,
Investor Relations
866-606-3471
ddragics@caci.com